Exhibit 99.1

EVERTEC ANNOUNCES THE APPOINTMENT OF OLGA BOTERO TO ITS BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – August 14, 2014 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that effective September 1, 2014, Ms. Olga Botero will be joining the Company’s Board of Directors as an independent director and member of the Board of Director’s Nominating and Corporate Governance Committee.

Ms. Botero has more than 20 years of experience in IT leadership roles in the financial service, telecom and technology sectors both in Colombia and abroad. She has board experience and strong institutional ties to the software, distribution/retail and financial services communities in Colombia. With a strong academic background and professional experience in business management, marketing and strategic planning, Ms. Botero has been a consultant since 2011.

“We are pleased to welcome Olga to the EVERTEC Board,” said Frank G. D’Angelo, Chairman of the Board. “Olga has deep experience within the IT industry and brings to EVERTEC specific knowledge of payment systems that, combined with her knowledge of and relationships in the Colombian market, will be an asset to the Company going forward.”

Ms. Botero fills a vacancy on the EVERTEC Board of Directors, will be replacing Mr. D’Angelo as a member of the Nominating and Corporate Governance Committee and satisfies the NYSE director independence requirements.

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About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is the leading full-service transaction processing business in Latin America, providing a broad range of merchant acquiring, payment processing and business solutions services. The largest merchant acquirer in the Caribbean and Central America – and one of the largest in Latin America – EVERTEC serves 19 countries in the region from its base in Puerto Rico. The Company manages a system of electronic payment networks that process more than 2.1 billion transactions annually, and offers a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. In addition, EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. The Company serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit http://www.evertecinc.com.

Contacts

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 773-5302

newsmedia@evertecinc.com